EXHIBIT 99.1


                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001

                   Pioneer Reports Third Quarter 2005 Results

Dallas, Texas, November 3, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter ended September 30, 2005.

Pioneer reported net income for the quarter of $124 million, or $.88 per diluted share, an increase of 53% over net income for the same period last year of $81 million, or $.67 per diluted share. Income from continuing operations was $105 million, or $.74 per diluted share, compared to income from continuing operations of $77 million, or $.64 per diluted share, for the same period in 2004.

Pioneer's net income for the quarter included discontinued operations of $30 million ($19 million after-tax) related to the divestiture of its interest in non-core assets on the Gulf of Mexico shelf. Net income also included a $33 million pre-tax charge ($21 million after-tax) related to the incremental abandonment obligation for the East Cameron 322 field which was lost during Hurricane Rita. Insurance is expected to cover this cost as well as the value of the platform and lost revenues. Insurance recoveries will be recognized as income in future quarters as the amount of the recoveries becomes known.

Cash flow from operations for the third quarter was $318 million, an increase of 33% compared to $239 million for the same period in 2004. The increase in operating cash flow is attributable to higher prices for oil, gas and natural gas liquids partially offset by cost increases.

Scott D. Sheffield, Chairman and CEO, stated, "We had a strong quarter and have made significant progress in executing the strategic initiatives we announced in September. We completed most of the first phase of our share repurchase program, repurchased $217 million of bonds and increased our semiannual dividend by 20%. In October, we opened data rooms covering the assets we have targeted for divestiture in the deepwater Gulf of Mexico and Tierra del Fuego in southern Argentina. Our increased 2005 drilling programs are on track, and we've made significant progress towards sanctioning a project to commercialize our gas reserves offshore South Africa."

During 2005, Pioneer has repurchased 19.8 million shares for $941 million, including $641 million of the $650 million share repurchase program announced on September 1 for execution during 2005. A $300 million repurchase program concluded earlier in the year.

Third quarter oil and gas sales averaged 169,255 barrels oil equivalent per day (BOEPD), excluding 1,831 BOEPD associated with fields sold during the quarter that are reflected in discontinued operations. Third quarter oil sales averaged 41,938 barrels per day (BPD) and natural gas liquids sales averaged 20,595 BPD. Gas sales in the third quarter averaged 640 million cubic feet per day (MMcfpd). Third quarter prices for oil and natural gas liquids were $40.66 and $34.53 per barrel, respectively. The worldwide price for gas was $5.70 per thousand cubic feet (Mcf) and includes $.37 per Mcf associated with the VPP transactions. North American gas prices averaged $7.10 per Mcf, including $.48 per Mcf associated with the VPP transactions.

Third  quarter  production  costs  averaged  $7.61 per barrel of oil  equivalent
(BOE). The increase in third quarter lease operating costs is attributable to increases in commodity prices resulting in higher production taxes, decreases in deepwater Gulf of Mexico production which has lower per BOE operating costs and price increases in services and supplies related to field operations. Exploration and abandonment costs were $64 million for the quarter and included

$11 million of dry hole and abandonments associated primarily with unsuccessful wells in Argentina and Tunisia, $33 million of incremental abandonment charges associated with the aforementioned East Cameron 322 field which was lost during Hurricane Rita, $17 million of geologic and geophysical expenses including seismic costs and $3 million of delay rentals and unproved acreage abandonments. General and administrative costs for the quarter were $33 million.

For the same quarter last year, adjusted to exclude discontinued operations from asset sales, Pioneer reported oil and gas sales of 170,298 BOEPD, including oil sales of 44,004 BPD, natural gas liquids sales of 20,933 BPD and gas sales of 632 MMcfpd. Prices for third quarter 2004 were $33.29 per barrel for oil, $26.89 per barrel for natural gas liquids and $4.11 per Mcf for gas. North American gas prices averaged $5.08 per Mcf.

Operations Update

During the third quarter, Pioneer continued the aggressive pace of development set earlier in the year. Currently, the Company has 18 onshore rigs running in the U.S., five in Argentina, five in Canada and one in Tunisia.

As discussed above, Pioneer's East Cameron 322 platform was destroyed by Hurricane Rita. Pioneer plans to abandon the East Cameron 322 field because the pre-hurricane production of approximately 600 BOEPD and future production profile do not justify the cost of replacing the platform. Devils Tower production is in the process of being restarted, and production is expected to return to pre-hurricane levels of approximately 5,000 net BOEPD shortly after start up. The subsea wells at the Triton and Goldfinger satellite fields have been tied back to the Devils Tower platform and are ready to flow. Further
increases  in  production   from  these  subsea  wells  and  Devils  Tower  well
recompletions will occur over the next few months as additional repairs are completed on Chevron's Empire Terminal. Pioneer's remaining operations in the Gulf of Mexico experienced limited disruptions from Hurricanes Katrina and Rita. Deepwater facilities at Falcon, Canyon Express and Devils Tower had little to no damage. By October 1, 2005, Falcon and Canyon Express were fully operational and producing at pre-hurricane levels.

In the Raton Basin, production is increasing as a result of a pipeline expansion that was completed in October. Pioneer drilled 36 Raton wells during October, 234 wells year-to-date, and expects production growth from the field of 5% to 7% during 2005.

In Canada, Pioneer has drilled 90 wells of a 180 well program in the Horseshoe Canyon coal bed methane play and expects to complete the balance of the program by the end of the year. An additional 180 well program is planned for 2006.

In South Africa, Pioneer and PetroSA have signed a Memorandum of Understanding finalizing the terms for jointly developing South Coast gas fields to provide feedstock for PetroSA's onshore gas-to-liquids plant at Mossel Bay. Pioneer holds a 45% interest in the gas development project and expects to initiate production from the project during the first half of 2007.

In October, the Company announced a discovery on its Clipper prospect in the deepwater Gulf of Mexico. This discovery will be included in Pioneer's deepwater Gulf of Mexico divestment program. Data rooms related to this divestment and the Tierra del Fuego properties in Argentina have been opened. Randall & Dewey is advising Pioneer on the Gulf of Mexico sale, and Scotia Waterous/Toronto Dominion is supporting the Argentine sale. The bids related to both divestiture packages are due in December.

Financial Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

Fourth quarter 2005 production is expected to average 160,000 to 175,000 BOEPD. Fourth quarter production costs (including production and ad valorem taxes) are expected to average $7.25 to $7.75 per BOE based on current NYMEX strip prices for oil and gas. Depreciation, depletion and amortization expense is expected to average $8.75 to $9.25 per BOE.

Total exploration and abandonment expense is expected to be $30 million to $70 million and includes plans to drill wells in Alaska, the Gulf of Mexico shelf, Argentina, Nigeria and Tunisia as well as the acquisition of additional 3-D seismic. General and administrative expense is expected to be $31 million to $33 million. Interest expense is expected to be $31 million to $34 million, and accretion of discount on asset retirement obligations is expected to be $2 million to $3 million.

The Company's fourth quarter effective income tax rate is expected to range from 34% to 37% based on current capital spending plans. Cash income taxes are expected to range from $10 million to $20 million, principally related to Argentine, Canadian and Tunisian income taxes and nominal alternative minimum tax in the U.S. The Company continues to benefit from the carryforward of net operating losses and other positive tax attributes in the U.S.

The Company's financial results and oil and gas hedges are outlined on the attached schedules.

Earnings Conference Call

This morning at 10:00 a.m. Eastern, Pioneer will discuss its third quarter financial and operating results with an accompanying presentation. The call will be webcast on Pioneer's website, www.pioneernrc.com. At the website, select 'INVESTOR' at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Or you may choose to dial (800) 967-7134 (confirmation code: 1274638) to listen to the call by telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code:
1274638).

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, Argentina, Canada and Africa. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties which may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, availability of drilling equipment, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

                       PIONEER NATURAL RESOURCES COMPANY
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                              September 30,   December 31,
                                                                  2005            2004
                                                              ------------    ------------
                                                              (Unaudited)

                                     ASSETS

Current assets:
   Cash and cash equivalents                                  $    64,508     $     7,257
   Accounts receivable, net                                       257,957         209,936
   Inventories                                                     65,094          40,332
   Prepaid expenses                                                18,504          10,822
   Deferred income taxes                                          233,562         115,206
   Other current assets, net                                       10,011           9,872
                                                               ----------      ----------
        Total current assets                                      649,636         393,425
                                                               ----------      ----------
Property, plant and equipment, at cost:
   Oil and gas properties, using the successful efforts
     method of accounting                                       8,599,553       8,124,616
   Accumulated depletion, depreciation and amortization        (2,478,043)     (2,243,549)
                                                               -----------     -----------
        Total property, plant and equipment                     6,121,510       5,881,067
                                                               ----------      ----------
Deferred income taxes                                                 -             2,963
Goodwill                                                          306,666         315,880
Other assets, net                                                 149,801         135,132
                                                               ----------      ----------
                                                              $ 7,227,613     $ 6,728,467
                                                               ==========      ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                           $   273,541     $   216,051
   Interest payable                                                21,493          45,735
   Income taxes payable                                            19,125          13,520
   Deferred revenue                                               165,063             -
   Other current liabilities                                      652,954         269,153
                                                               ----------      ----------
        Total current liabilities                               1,132,176         544,459
                                                               ----------      ----------
Long-term debt                                                  1,939,296       2,385,950
Deferred income taxes                                             618,343         607,415
Deferred revenue                                                  711,669             -
Other liabilities and minority interests                          701,879         358,863
Stockholders' equity                                            2,124,250       2,831,780
                                                               ----------      ----------
                                                              $ 7,227,613     $ 6,728,467
                                                               ==========      ==========


                        PIONEER NATURAL RESOURCES COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)
                                   (Unaudited)

                                                      Three months ended          Nine months ended
                                                         September 30,              September 30,
                                                   -----------------------    ------------------------
                                                      2005         2004           2005         2004
                                                   ---------    ----------    ----------    ----------
Revenues and other income:
   Oil and gas                                     $ 558,382    $  425,575    $1,593,470    $1,265,744
   Interest and other                                  9,460         1,212        85,689         4,557
   Gain (loss) on disposition of assets, net             394           215         2,763           (30)
                                                    --------      --------     ---------     ---------
                                                     568,236       427,002     1,681,922     1,270,271
                                                    --------      --------     ---------     ---------
Costs and expenses:
   Oil and gas production                            118,422        75,095       330,871       222,707
   Depletion, depreciation and amortization          136,367       135,459       431,760       405,758
   Impairment of long-lived assets                        21        34,825           644        34,825
   Exploration and abandonments                       64,198        32,882       183,671       152,233
   General and administrative                         32,749        19,431        91,551        54,846
   Accretion of discount on asset retirement
      obligations                                      1,968         2,030         6,210         6,012
   Interest                                           29,268        24,827        92,731        67,805
   Other                                              38,173         2,486        67,475        10,982
                                                    --------     ---------     ---------     ---------
                                                     421,166       327,035     1,204,913       955,168
                                                    --------     ---------     ---------     ---------
Income from continuing operations before
   income taxes                                      147,070        99,967       477,009       315,103
Income tax provision                                 (42,483)      (22,893)     (193,722)     (113,688)
                                                    --------     ---------     ---------     ---------
Income from continuing operations                    104,587        77,074       283,287       201,415
Income from discontinued operations, net of tax       18,986         3,842       110,502         9,391
                                                    --------     ---------     ---------     ---------
Net income                                         $ 123,573    $   80,916    $  393,789    $  210,806
                                                    ========     =========     =========     =========
Basic earnings per share:
   Income from continuing operations               $     .76    $      .65    $     2.02    $     1.70
   Income from discontinued operations,
       net of tax                                        .14           .03           .78           .08
                                                    --------     ---------     ---------     ---------
   Net income                                      $     .90    $      .68    $     2.80    $     1.78
                                                    ========     =========     =========     =========
Diluted earnings per share:
   Income from continuing operations               $     .74    $      .64    $     1.97    $     1.67
   Income from discontinued operations,
       net of tax                                        .14           .03           .77           .08
                                                    --------     ---------     ---------     ---------
   Net income                                      $     .88    $      .67    $     2.74    $     1.75
                                                    ========     =========     =========     =========
Weighted average shares outstanding:
   Basic                                             137,655       118,663       140,436       118,745
                                                    ========     =========     =========     =========
   Diluted                                           141,786       120,297       144,770       120,321
                                                    ========     =========     =========     =========

                        PIONEER NATURAL RESOURCES COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (Unaudited)


                                                       Three months ended          Nine months ended
                                                          September 30,              September 30,
                                                     ----------------------    ---------------------------
                                                        2005         2004          2005           2004
                                                     ---------    ---------    -----------    ------------

Cash flows from operating activities:
   Net income                                        $ 123,573    $  80,916    $   393,789    $   210,806
   Depletion, depreciation and amortization            136,367      135,459        431,760        405,758
   Impairment of long-lived assets                          21       34,825            644         34,825
   Exploration expenses, including dry holes            52,817       13,975        157,604        125,415
   Deferred income taxes                                30,485       15,377        157,283         94,500
   Loss (gain) on disposition of assets, net              (394)        (215)        (2,763)            30
   Loss on debt extinguishment                          18,633          -           25,975            -
   Accretion of discount on asset retirement
      obligations                                        1,968        2,030          6,210          6,012
   Discontinued operations                             (15,256)       5,249        (84,118)        15,778
   Interest expense                                      1,898       (1,094)         4,270        (12,457)
   Commodity hedge related activity                      1,658      (11,311)        (9,069)       (33,844)
   Amortization of stock-based compensation              6,449        2,928         19,619          7,794
   Amortization of deferred revenue                    (21,882)         -          (53,956)           -
   Other noncash items                                   3,950          788         10,777          6,492
   Changes in operating assets and liabilities,
      net of effects from acquisition:
      Accounts receivable, net                           9,044       13,450        (45,255)       (45,090)
      Inventories                                       (8,964)      (5,572)       (21,667)        (9,752)
      Prepaid expenses                                 (13,513)      (6,881)        (7,705)        (2,034)
      Other current assets, net                            405          380           (124)         1,137
      Accounts payable                                  27,730      (23,019)        37,294        (27,773)
      Interest payable                                 (21,593)     (14,526)       (25,957)       (14,440)
      Income taxes payable                              (6,314)      (1,460)         5,605          2,995
      Other current liabilities                         (9,350)      (2,160)       (15,039)        (8,679)
                                                      --------     --------     ----------     ----------
Net cash provided by operating activities              317,732      239,139        985,177        757,473
Net cash provided by (used in) investing activities   (364,909)    (975,756)       240,445     (1,340,290)
Net cash provided by (used in) financing activities     52,616      723,739     (1,171,751)       566,205
                                                      --------     --------     ----------     ----------
Net increase (decrease) in cash and cash equivalents     5,439      (12,878)        53,871        (16,612)
Effect of exchange rate changes on cash
   and cash equivalents                                    618          615          3,380            262
Cash and cash equivalents, beginning
   of period                                            58,451       15,212          7,257         19,299
                                                      --------     --------     ----------     ----------
Cash and cash equivalents, end of period             $  64,508    $   2,949    $    64,508    $     2,949
                                                      ========     ========     ==========     ==========

                        PIONEER NATURAL RESOURCES COMPANY
                        SUMMARY PRODUCTION AND PRICE DATA
                                   (Unaudited)

                                                       Three months ended         Nine months ended
                                                          September 30,             September 30,
                                                     ----------------------    -----------------------
                                                        2005         2004         2005         2004
                                                     ---------    ---------    ---------    ----------
Average Daily Sales Volumes
   from Continuing Operations:
   Oil (Bbls) -                       U.S.              24,133       25,930       25,059       23,681
                                      Argentina          7,930        9,316        7,972        8,827
                                      Canada               209           25          194           27
                                      Africa             9,666        8,733       10,686       10,986
                                                     ---------    ---------    ---------    ---------
                                      Worldwide         41,938       44,004       43,911       43,521
                                                     =========    =========    =========    =========
   Natural gas liquids (Bbls) -       U.S.              18,176       18,825       16,835       19,790
                                      Argentina          1,917        1,727        1,814        1,549
                                      Canada               502          381          510          415
                                                     ---------    ---------    ---------    ---------
                                      Worldwide         20,595       20,933       19,159       21,754
                                                     =========    =========    =========    =========
   Gas (Mcf) -                        U.S.             460,372      472,133      512,834      506,166
                                      Argentina        142,399      137,971      136,023      119,440
                                      Canada            37,562       22,058       36,160       23,627
                                                     ---------    ---------    ---------    ---------
                                      Worldwide        640,333      632,162      685,017      649,233
                                                     =========    =========    =========    =========
Average Daily Sales Volumes
   from Discontinued Operations:
   Oil (Bbls)                         U.S.               1,066        1,850        1,709        2,587
                                      Canada               -             70           38           70
                                                     ---------    ---------    ---------    ---------
                                      Worldwide          1,066        1,920        1,747        2,657
                                                     =========    =========    =========    =========
   Natural gas liquids (Bbls)         U.S.                 131           49           87           80
                                      Canada                 2          478          149          525
                                                     ---------    ---------    ---------    ---------
                                      Worldwide            133          527          236          605
                                                     =========    =========    =========    =========
   Gas (Mcf)                          U.S.               3,447        5,245        5,529        7,407
                                      Canada               347       16,779        8,676       16,418
                                                     ---------    ---------    ---------    ---------
                                      Worldwide          3,794       22,024       14,205       23,825
                                                     =========    =========    =========    =========
Average Reported Prices (a):
   Oil (per Bbl) -                    U.S.           $   32.87    $   30.67    $   30.41    $   29.45
                                      Argentina      $   40.59    $   32.25    $   35.62    $   26.96
                                      Canada         $   68.77    $   36.57    $   51.73    $   42.76
                                      Africa         $   59.57    $   42.17    $   51.40    $   35.43
                                      Worldwide      $   40.66    $   33.29    $   36.56    $   30.46

   Natural gas liquids (per Bbl) -    U.S.           $   34.40    $   26.50    $   29.78    $   23.37
                                      Argentina      $   31.73    $   29.62    $   31.02    $   28.71
                                      Canada         $   49.93    $   33.68    $   43.22    $   29.42
                                      Worldwide      $   34.53    $   26.89    $   30.26    $   23.87

   Gas (per Mcf) -                    U.S.           $    7.07    $    5.12    $    6.43    $    5.13
                                      Argentina      $     .83    $     .63    $     .86    $     .62
                                      Canada         $    7.51    $    4.39    $    6.57    $    4.33
                                      Worldwide      $    5.70    $    4.11    $    5.33    $    4.27

-----------
(a) Average prices are attributable to continuing operations and include the results of hedging activities.

                        PIONEER NATURAL RESOURCES COMPANY
                    SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
                                 (in thousands)
                                   (Unaudited)


     EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

                                                       Three months ended           Nine months ended
                                                           September 30,              September 30,
                                                     ------------------------    ------------------------
                                                        2005          2004          2005           2004
                                                     ----------    ----------    ----------    ----------

   Net income                                        $  123,573    $   80,916    $  393,789    $  210,806
   Depletion, depreciation and amortization             136,367       135,459       431,760       405,758
   Impairment of long-lived assets                           21        34,825           644        34,825
   Exploration and abandonments                          64,198        32,882       183,671       152,233
   Loss on debt extinguishment                           18,633           -          25,975           -
   Accretion of discount on asset retirement
      obligations                                         1,968         2,030         6,210         6,012
   Interest expense                                      29,268        24,827        92,731        67,805
   Income tax provision                                  42,483        22,893       193,722       113,688
   Loss (gain) on disposition of assets, net               (394)         (215)       (2,763)           30
   Discontinued operations                              (15,256)        5,249       (84,118)       15,778
   Current income taxes on discontinued operations          -             -           2,869           -
   Commodity hedge related activity                       1,658       (11,311)       (9,069)      (33,844)
   Amortization of stock-based compensation               6,449         2,928        19,619         7,794
   Amortization of deferred revenue                     (21,882)          -         (53,956)          -
   Other noncash items                                    3,950           788        10,777         6,492
                                                      ---------     ---------     ---------     ---------
      EBITDAX  (a)                                      391,036       331,271     1,211,861       987,377
   Less:  Cash interest expense                         (27,370)      (25,921)      (88,461)      (80,262)
          Current income taxes                          (11,998)       (7,516)      (39,308)      (19,188)
                                                      ---------     ---------     ---------     ---------
          Discretionary cash flow (b)                   351,668       297,834     1,084,092       887,927
   Less:  Cash exploration expense                      (11,381)      (18,907)      (26,067)      (26,818)
          Changes in operating assets and liabilities   (22,555)      (39,788)      (72,848)     (103,636)
                                                      ---------     ---------     ---------     ---------
   Net cash provided by operating activities         $  317,732    $  239,139    $  985,177    $  757,473
                                                      =========     =========     =========     =========

-------------
(a) "EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of long-lived assets; exploration and abandonments; loss on debt extinguishment; accretion of discount on asset retirement obligations; interest expense; income taxes; gain or loss on the disposition of assets; noncash effects from discontinued operations; commodity hedge related activity; amortization of stock-based compensation; amortization of deferred revenue; and other noncash items.
(b) Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

                        PIONEER NATURAL RESOURCES COMPANY

                            SUPPLEMENTAL INFORMATION
                             As of November 2, 2005

                         Open Commodity Hedge Positions


                                               2005
                                              ------
                                              Fourth
                                              Quarter       2006         2007         2008
                                              --------    --------    ---------    --------

Average Daily Oil Production Hedged:
     Swap Contracts:
     Volume (Bbl)                               27,000      10,000      13,000       17,000
     NYMEX price (Bbl)                        $  27.97    $  31.69    $  30.89     $  29.21
     Collar Contracts:
     Volume (Bbl)                                  -         9,129       4,500          -
     NYMEX price (Bbl)
         Ceiling                              $    -      $  74.92    $  90.43     $    -
         Floor                                $    -      $  44.25    $  50.00     $    -

Average Daily Gas Production Hedged:
     Swap Contracts:
     Volume (MMBtu)                            253,535      73,842      29,195        5,000
     NYMEX price (MMBtu) (a)                  $   5.20    $   4.30    $   4.30     $   5.40
     Collar Contracts:
     Volume (MMBtu)                                -       183,685     215,000          -
     NYMEX price (MMBtu)
         Ceiling                              $    -      $  14.55    $  11.95     $    -
         Floor                                $    -      $   7.00    $   6.70     $    -

---------------
(a) Approximate, based on historical differentials to index prices.


Amortization of Volumetric Production Payment Proceeds and Net Derivative Losses
                                 (in thousands)


                                              2005
                                             -------
                                             Fourth
                                             Quarter       2006      Thereafter      Total
                                             --------    --------    ----------    --------

VPP proceeds, net of
   transaction costs                         $ 21,061    $184,099     $635,594     $840,754
Net hedge obligations assigned                    757       6,248       28,973       35,978
                                              -------     -------      -------      -------
Total deferred revenue (a)                     21,818     190,347      664,567      876,732
Less net derivative losses to be
   recognized in pretax earnings (b)           (2,307)     (4,860)     (20,657)     (27,824)
                                              -------     -------      -------      -------
Total VPP impact to pretax
    earnings                                 $ 19,511    $185,487     $643,910     $848,908
                                              =======     =======      =======      =======

--------------
(a) Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b) Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.